Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2020 RESULTS
Fourth quarter revenue increased 24% to $1.7 billion
Comparable sales increased 21%, or 20% on a constant dollar basis
Diluted EPS of $2.52, Adjusted EPS of $2.58

Vancouver, British Columbia - March 30, 2021 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 31, 2021.
Calvin McDonald, Chief Executive Officer, stated: "I'm proud of how we navigated this past year and delivered for our employees, guests and shareholders. Our continued growth demonstrates the strength of lululemon -- before, during and as the pandemic subsides. We are still in the early innings of our growth, fueled by exciting innovations that create even more opportunity into the future. All of us on the leadership team have so much gratitude for our teams and their agility during these unprecedented times."
We refer to the fiscal year ended January 31, 2021 as "2020" and the fiscal year ended February 2, 2020 as "2019." The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the fourth quarter of 2020, compared to the fourth quarter of 2019:
•Net revenue increased 24% to $1.7 billion. On a constant dollar basis, net revenue increased 22%.
–Net revenue increased 21% in North America and increased 47% internationally.
•Total comparable sales increased 21%, or increased 20% on a constant dollar basis.
–Direct to consumer net revenue increased 94%, or increased 92% on a constant dollar basis.
–Comparable store productivity was 72%, or 71% on a constant dollar basis, representing a comparable store sales decrease of 28%, or a decrease of 29% on a constant dollar basis.
•Direct to consumer net revenue represented 52% of total net revenue compared to 33% for the fourth quarter of 2019.
•Gross profit increased 25% to $1.0 billion, and gross margin increased 60 basis points to 58.6%.
•Income from operations increased 10% to $457.9 million. Adjusted income from operations increased 12% to $465.7 million.
•Operating margin decreased 330 basis points to 26.5%. Adjusted operating margin decreased 290 basis points to 26.9%.
•Income tax expense increased 5% to $127.2 million. The effective tax rate for the fourth quarter of 2020 was 27.8% compared to 28.8% for the fourth quarter of 2019. The adjusted effective tax rate was 27.4% for the fourth quarter of 2020.
•Diluted earnings per share were $2.52 compared to $2.28 in the fourth quarter of 2019. Adjusted diluted earnings per share for the fourth quarter of 2020 were $2.58.
•The Company opened six net new company-operated stores during the quarter, ending with 521 stores.
For 2020 compared to 2019:
•Net revenue increased 11% to $4.4 billion. On a constant dollar basis, net revenue increased 10%.
–Direct to consumer net revenue increased 101%, and increased 101% on a constant dollar basis.
–Company operated store net revenue decreased 34%.
–Net revenue increased 8% in North America and increased 31% internationally.
•Direct to consumer net revenue represented 52% of total net revenue compared to 29% for 2019.

•Gross profit increased of 11% to $2.5 billion, and gross margin increased of 10 basis points to 56.0%.
•Income from operations decreased 8% to $820.0 million. Adjusted income from operations decreased 4% to $849.8 million.
•Operating margin decreased 370 basis points to 18.6%. Adjusted operating margin decreased 300 basis points to 19.3%.
•Income tax expense decreased 8% to $230.4 million. The effective tax rate was 28.1% for each of 2020 and 2019. The adjusted effective tax rate was 27.5% for 2020.
•Diluted earnings per share were $4.50 compared to $4.93 in 2019. Adjusted diluted earnings per share were $4.70 in 2020.
•The Company repurchased 0.4 million shares of its own common stock at an average cost of $172.70 per share in 2020.
•The Company opened 30 net new company-operated stores during the year, ending with 521 stores.
Meghan Frank, Chief Financial Officer, stated: "In response to the COVID-19 pandemic, our teams reacted quickly to ensure we met the evolving needs of our guests. We pulled forward investments in our direct-to-consumer channel, completed our first acquisition, and tightly managed expenses while also supporting our people. These measures contributed to our strong fourth quarter results, including growing revenue by 24%, and are helping fuel our even stronger top-line growth projections for 2021. I'd like to thank our teams around the globe for their dedication to lululemon and I'm confident in the long-term trajectory of our business."
Balance sheet highlights
The Company ended 2020 with $1.2 billion in cash and cash equivalents compared to $1.1 billion at the end of 2019. It had $397.6 million of capacity under its committed revolving credit facility at the end of 2020. Inventories at the end of 2020 increased by 25% to $647.2 million compared to $518.5 million at the end of 2019.
Fiscal 2021 Outlook
For the first quarter of fiscal 2021, we expect net revenue to be in the range of $1.100 billion to $1.130 billion. Diluted earnings per share are expected to be in the range of $0.81 to $0.85 for the quarter and adjusted earnings per share are expected to be in the range of $0.86 to $0.90.
For fiscal 2021, we expect net revenue to be in the range of $5.550 billion to $5.650 billion. Diluted earnings per share are expected to be in the range of $6.10 to $6.25 for the year and adjusted earnings per share are expected to be in the range of $6.30 to $6.45.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts from the spread of COVID-19. While most of the Company's retail locations are currently open, tighter capacity restrictions and other precautionary measures are in place in most markets. Further resurgences in COVID-19, including from variants could cause additional restrictions, including temporarily closing all or some of our retail locations again, result in lower consumer demand, and cause disruption in our supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss 2020 results is scheduled for today, March 30, 2021, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Comparable Store Sales and Total Comparable Sales
The Company believes that investors would typically find comparable store sales and total comparable sales useful in assessing the performance of its business. As the temporary store closures from COVID-19 have resulted in a significant number of stores being removed from its comparable store base during the first two quarters of 2020, the Company believes total comparable sales and comparable store sales on a full year basis are not currently representative of the underlying trends of its business. The Company does not believe these metrics are currently useful to investors in understanding performance, therefore it has not included these metrics in this press release.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. We exclude transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items. The acquisition-related compensation costs primarily relate to the acceleration of vesting of certain stock options upon acquisition, and to deferred consideration of $57.1 million in which is due to certain MIRROR employees subject to their continued employment through various vesting dates up to three years from the acquisition date. These individuals also receive employment compensation separate from the deferred amounts that is commensurate with the services they provide and which we consider to be normal operating expenses within selling, general and administrative expenses. We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a more consistent comparison to our historical financial information. Further, due to the finite and discrete nature of these costs, we do not consider them to be normal operating expenses that are necessary to operate the MIRROR business and we do not expect them to recur beyond the expiry of the related vesting periods. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing product costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand internationally in light of its limited operating experience and limited brand recognition in new international markets; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; the operations of many of its suppliers are subject to international and other risks; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its information technology systems; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Hilary Strath
1-604-218-1958
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter		Fiscal Year
	2020	2019	2020	2019
Net revenue	$1,729,550	$1,397,491	$4,401,879	$3,979,296
Costs of goods sold	716,816	586,665	1,937,888	1,755,910
Gross profit	1,012,734	810,825	2,463,991	2,223,386
As a percent of net revenue	58.6%	58.0%	56.0%	55.9%
Selling, general and administrative expenses	544,831	394,316	1,609,003	1,334,247
As a percent of net revenue	31.5%	28.2%	36.6%	33.5%
Amortization of intangible assets	2,195	23	5,160	29
Acquisition-related expenses	7,802	—	29,842	—
Income from operations	457,905	416,487	819,986	889,110
As a percent of net revenue	26.5%	29.8%	18.6%	22.3%
Other income (expense), net	(886)	2,129	(636)	8,283
Income before income tax expense	457,018	418,616	819,350	897,393
Income tax expense	127,181	120,595	230,437	251,797
Net income	$329,837	$298,021	$588,913	$645,596

Basic earnings per share	$2.53	$2.29	$4.52	$4.95
Diluted earnings per share	$2.52	$2.28	$4.50	$4.93
Basic weighted-average shares outstanding	130,340	130,311	130,289	130,393
Diluted weighted-average shares outstanding	130,956	130,896	130,871	130,955

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 31, 2021	February 2, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,150,517	$1,093,505
Inventories	647,230	518,513
Prepaid and receivable income taxes	139,126	85,159
Other current assets	187,506	110,761
Total current assets	2,124,379	1,807,938
Property and equipment, net	745,687	671,693
Right-of-use lease assets	734,835	689,664
Goodwill and intangible assets, net	466,957	24,423
Deferred income taxes and other non-current assets	113,357	87,636
Total assets	$4,185,215	$3,281,354
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$172,246	$79,997
Accrued inventory liabilities	14,956	6,344
Other accrued liabilities	211,911	112,641
Accrued compensation and related expenses	130,171	133,688
Current lease liabilities	166,091	128,497
Current income taxes payable	8,357	26,436
Unredeemed gift card liability	155,848	120,413
Other current liabilities	23,598	12,402
Total current liabilities	883,178	620,418
Non-current lease liabilities	632,590	611,464
Non-current income taxes payable	43,150	48,226
Deferred income tax liability	58,755	43,432
Other non-current liabilities	8,976	5,596
Stockholders' equity	2,558,566	1,952,218
Total liabilities and stockholders' equity	$4,185,215	$3,281,354

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2020	2019
Cash flows from operating activities
Net income	$588,913	$645,596
Adjustments to reconcile net income to net cash provided by operating activities	214,423	23,720
Net cash provided by operating activities	803,336	669,316
Net cash used in investing activities	(695,532)	(278,408)
Net cash used in financing activities	(80,788)	(177,173)
Effect of exchange rate changes on cash	29,996	(1,550)
Increase in cash and cash equivalents	57,012	212,185
Cash and cash equivalents, beginning of year	$1,093,505	$881,320
Cash and cash equivalents, end of year	$1,150,517	$1,093,505

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, direct to consumer net revenue, comparable store sales, and comparable store productivity.
The below changes show the change for the fourth quarter of 2020 compared to fourth quarter of 2019.

	Net Revenue	Total Comparable Sales(1),(2)	Direct to Consumer Net Revenue	Comparable Store Sales(2)	Comparable Store Productivity(3)
Change	24%	21%	94%	(28)%	72%
Adjustments due to foreign exchange rate changes	(2)	(1)	(2)	(1)	(1)
Change in constant dollars	22%	20%	92%	(29)%	71%
__________
(1) Total comparable sales includes comparable store sales and direct to consumer sales.
(2) Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.
(3) Comparable store productivity is calculated as comparable store sales as a percentage of the net revenue generated from these company-operated stores in the corresponding period of the prior year.

The below changes show the change for 2020 compared to 2019.

	Net Revenue	Direct to Consumer Net Revenue
Change	11%	101%
Adjustments due to foreign exchange rate changes	(1)	—
Change in constant dollars	10%	101%

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR and its related tax effects. Please refer to Note 6. Acquisition included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 30, 2021 for further information on these adjustments.

	Fourth Quarter 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$457,905	26.5%	$127,181	27.8%	$329,837	$2.52
Transaction and integration costs	285	—			285	—
Acquisition-related compensation	7,517	0.4			7,517	0.06
Tax effect of the above			270	(0.4)	(270)	—
Adjusted results (non-GAAP)	$465,707	26.9%	$127,451	27.4%	$337,369	$2.58

	Fiscal 2020
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$819,986	18.6%	$230,437	28.1%	$588,913	$4.50
Transaction and integration costs	10,548	0.2			10,548	0.08
Gain on existing investment	(782)	—			(782)	(0.01)
Acquisition-related compensation	20,076	0.5			20,076	0.15
Tax effect of the above			3,133	(0.6)	(3,133)	(0.02)
Adjusted results (non-GAAP)	$849,828	19.3%	$233,570	27.5%	$615,622	$4.70

Expected adjusted earnings per share

	First Quarter Fiscal 2021	Fiscal 2021
Expected diluted earnings per share range	$0.81 to $0.85	$6.10 to $6.25
MIRROR integration and acquisition-related costs, net of tax	$0.05	$0.20
Expected adjusted earnings per share range (non-GAAP)	$0.86 to $0.90	$6.30 to $6.45

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
First Quarter	491	4	6	489
Second Quarter	489	17	—	506
Third Quarter	506	11	2	515
Fourth Quarter	515	8	2	521

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
First Quarter	1,680	24	12	1,692
Second Quarter	1,692	65	—	1,757
Third Quarter	1,757	54	3	1,808
Fourth Quarter	1,808	55	5	1,858
__________
(1) Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2) Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.